Exhibit 4.20

REVOLVING LOAN NOTE

$6,000,000.00	May 30, 2008
Roanoke, Virginia
Note #156809

FOR VALUE RECEIVED, OPTICAL CABLE CORPORATION, a Virginia corporation and SUPERIOR MODULAR PRODUCTS INCORPORATED, a Delaware corporation (each individually with respect to itself, jointly and severally, and collectively, the “Borrower”), hereby promises to pay to the order of VALLEY BANK, a Virginia banking corporation, its affiliates and their successors and assigns (the “Bank”) at its Head Office, in lawful money of the United States and in immediately available funds, the principal amount of up to SIX MILLION AND NO/100 DOLLARS ($6,000,000.00), or such sum as may be advanced and outstanding from time to time, and to pay interest from the date of this note (herein referred to as the “Note”) on the unpaid principal amount outstanding under this Note, in like money, at the time, in amounts, and at the rate per annum as provided in Section 3.1(a) of the credit agreement of even date herewith between the Borrower and the Bank, as modified, replaced or restated (the “Credit Agreement”).

This Note is referred to as the Revolving Loan Note in the Credit Agreement. The Credit Agreement contains, among other things, provisions for acceleration of the maturity of this Note upon the happening of certain stated events and for prepayments on account of the principal of this Note prior to maturity of this Note upon the terms and conditions specified in the Credit Agreement.

Capitalized terms contained in this Note which are not otherwise defined herein shall have the meaning ascribed to them in the Credit Agreement.

This Note is governed by and subject to additional terms and conditions of the Credit Agreement and is secured by the Collateral described in the Credit Agreement and the other Loan Documents, reference to which is hereby made for a description of the Collateral and the rights of the Borrower and the Bank with respect to the Collateral and the remedies of the Bank pertaining thereto. In the event of a conflict between any term or condition contained in this Note and the Credit Agreement, such term or condition of the Credit Agreement shall control. The proceeds of any Collateral may be applied against the liabilities of the Borrower to the Bank as provided in the Loan Documents.

If an Event of Default occurs, the Bank shall have the option to exercise all of the rights and remedies provided in the Credit Agreement. To the extent permitted by law, upon default, the Bank reserves the right, in addition to all other remedies permitted by law or in the Credit Agreement, to set off the amount due under this Note or due under any other obligation to the Bank against any and all accounts, whether checking or savings or otherwise, credits, money, stocks, bonds or other security or property of any nature whatsoever on deposit with, held by, owned by, or in the possession of, the Bank, or any of its affiliates to the credit of or for the account of the Borrower or any other party to the Credit Agreement, without notice to or consent by the Borrower or any such party. The remedies provided in this Note, the Credit Agreement, and any other agreement between the Bank and the Borrower are cumulative and are not exclusive of any remedies provided by law.

If any portion of a payment is at least ten days past due, the Borrower promises to pay a late charge of five percent of the amount which is past due. In addition, to the extent not prohibited by applicable law, the undersigned promises to pay the following: (1) all expenses, including, without limitation, any and all court or collection costs, and reasonable attorney’s fees, whether suit be brought or not, incurred in collecting this Note or in otherwise protecting the Bank’s interests; (2) all costs incurred in evaluating, preserving or disposing of any Collateral granted as security for the payment of this Note, including the cost of any audits, appraisals, appraisal updates, reappraisals or environmental inspections which the Bank from time to time in its sole discretion may deem necessary; (3) any premiums for property insurance purchased on behalf of the Borrower or on behalf of the owner or owners of the Collateral pursuant to any Loan Document relating to the Collateral; (4) any expenses or costs incurred in defending any claim arising out of the execution of this Note or the obligation which it evidences, or otherwise involving the employment by the Bank of attorneys with respect to this Note and the obligations it evidences; and (5) any other charges permitted by applicable law. The Borrower shall pay such authorized charges on demand or, at the Bank’s option, such charges may be added to the unpaid balance of the Note and shall accrue interest at the stated rate of interest.

The Borrower waives presentment, demand, protest, notice of protest and notice of dishonor and waives all exemptions as to the obligations evidenced by this Note. The Borrower waives any rights to require the Bank to proceed against any other party or person or any Collateral before proceeding against the Borrower, or any other party. The Bank may, without notice, without affecting the liability of the Borrower hereunder or under the Credit Agreement, and at any time or times, grant extensions of the time for payment or other indulgences to any party or permit the renewal or modification of this Note, or permit the substitution, exchange or release of any Collateral for this Note and may add or release any party primarily or secondarily liable. The Bank may apply all monies made available to it from any part of the proceeds of the disposition of any Collateral or by exercise of the right of setoff either to the obligations under this Note or to any other obligations of the Borrower to the Bank, as provided in the Credit Agreement. The undersigned specifically waives any rights afforded to it by Sections 49-25 and 49-26 of the Code of Virginia of 1950 as amended.

TO THE EXTENT LEGALLY PERMISSIBLE, THE BORROWER WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION RELATING TO TRANSACTIONS UNDER THIS NOTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

Any provision of this Note which is prohibited or unenforceable shall be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Note. No amendment, termination or waiver of any provision of this Note, nor consent to any departure by the Borrower from any term of this Note, shall in any event be effective unless it is in writing and signed by an authorized employee of the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No failure or delay on the part of the Bank to exercise any right, power or remedy under this Note shall be construed as a waiver of the right to exercise the same or any other right at any time.

This Note shall apply to and bind the Borrower and its successors and assigns and shall inure to the benefit of the Bank, its successors and assigns. This Note shall be governed by the internal laws of the Commonwealth of Virginia and applicable federal law. The Borrower acknowledges that the events and occurrences relating to this Note bear a reasonable relationship to the laws of the Commonwealth of Virginia. The validity, terms, performance and enforcement of this Note shall be governed by applicable federal law and the internal laws of the Commonwealth of Virginia.

By signing below, the Borrower agrees to the terms of this Note.

BORROWER:

OPTICAL CABLE CORPORATION

By:	/s/ Tracy G. Smith
Name:	Tracy G. Smith
Title:	Vice President and Chief Financial Officer

SUPERIOR MODULAR PRODUCTS INCORPORATED

By:	/s/ Tracy G. Smith
Name:	Tracy G. Smith
Title:	CFO and Secretary